Exhibit 99.1

CLEAR CHANNEL INTERNATIONAL B.V.
RESTATED CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2017 and 2016

Report of Independent Auditors
The Directors of Clear Channel International B.V.

We have audited the accompanying consolidated financial statements of Clear Channel International B.V. and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of comprehensive income (loss), cash flows and shareholder’s deficit for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel International B.V. and subsidiaries at December 31, 2017 and 2016, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with U.S. generally accepted accounting principles.

Restatement of 2017 and 2016 Financial Statements

As discussed in Note 1 to the consolidated financial statements, the 2017 and 2016 consolidated financial statements have been restated to correct errors principally related to the Company's Italian VAT obligations.

/s/ Ernst & Young, LLP

San Antonio, Texas
April 13, 2018,
except for Note 1, as to which the date is
August 10, 2018

FINANCIAL INFORMATION
FINANCIAL STATEMENTS
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016
(In thousands)	(Restated)	(Restated)
CURRENT ASSETS
Cash and cash equivalents	$21,250	$64,437
Accounts receivable, net of allowance of $8,250 in 2017 and $7,967 in 2016	303,962	263,125
Prepaid expenses	43,282	38,365
Other current assets	30,049	27,840
Total Current Assets	398,543	393,767
Property, plant and equipment, net	310,128	265,658
INTANGIBLE ASSETS AND GOODWILL
Intangible assets, net	17,517	20,434
Goodwill	195,511	180,851
OTHER ASSETS
Related party notes receivable	248,396	233,149
Other assets	107,479	106,040
Total Assets	$1,277,574	$1,199,899
CURRENT LIABILITIES
Accounts payable	$76,652	$67,516
Accrued expenses	289,925	271,909
Deferred income	31,648	29,816
Current portion of long-term debt	458	558
Total Current Liabilities	398,683	369,799
Long-term debt	369,229	221,991
Related party subordinated notes payable	1,079,899	963,706
Other long-term liabilities	137,132	120,401
Commitments and contingencies (Note 8)
SHAREHOLDER’S DEFICIT
Noncontrolling interest	620	1,671
Parent Company’s net investment	(1,083,729)	(919,394)
Accumulated other comprehensive income	375,740	441,725
Total Shareholder’s Deficit	(707,369)	(475,998)
Total Liabilities and Shareholder’s Deficit	$1,277,574	$1,199,899
See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)	Years Ended December 31,
	2017	2016	2015
	(Restated)	(Restated)
Revenue	$1,079,257	$1,167,320	$1,222,400
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	733,180	757,546	792,566
Selling, general and administrative expenses (excludes depreciation and amortization)	233,823	247,277	254,004
Corporate expenses (excludes depreciation and amortization)	49,907	37,179	37,745
Depreciation and amortization	75,867	97,607	118,892
Impairment charges	4,159	7,274	—
Other operating income, net	7,115	74,980	4,617
Operating income (loss)	(10,564)	95,417	23,810
Interest expense, net	38,934	37,899	68,112
Equity in loss of nonconsolidated affiliates	(1,981)	(2,837)	(1,935)
Other expense, net	(1,100)	(9,246)	(3,381)
Net income (loss) before income taxes	(52,579)	45,435	(49,618)
Income tax (benefit) expense	6,496	(31,472)	12,282
Consolidated net income (loss)	(59,075)	76,907	(61,900)
Less amount attributable to noncontrolling interest	51	6,167	7,095
Net income (loss) attributable to the Company	$(59,126)	$70,740	$(68,995)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(66,885)	70,768	106,839
Unrealized gain (loss) on marketable securities	4	(12)	40
Pension adjustments to comprehensive income (loss), net of tax of $(322), $813 and $(1,275), respectively	6,720	(12,942)	(9,111)
Reclassification adjustment for amortization of pension actuarial gains and net period costs included in operating expenses, net of tax of $219, $231 and $290, respectively	879	1,128	808
Reclassification adjustment for realized cumulative translation adjustments on sale of businesses included in Other operating income, net	(1,643)	46,730	—
Other comprehensive income (loss), net of tax	(60,925)	105,672	98,576
Comprehensive income (loss)	(120,051)	176,412	29,581
Less amount attributable to noncontrolling interest	78	1,444	(4,026)
Comprehensive income (loss) attributable to the Company	$(120,129)	$174,968	$33,607
See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	Years Ended December 31,
	2017	2016	2015
	(Restated)	(Restated)
Cash flows from operating activities:
Consolidated net income (loss)	$(59,075)	$76,907	$(61,900)
Reconciling items:
Impairment charges	4,159	7,274	—
Depreciation and amortization	75,867	97,607	118,892
Deferred taxes	5,114	(50,771)	(5,979)
Provision for doubtful accounts	1,966	1,411	4,670
Amortization of deferred financing charges and note discounts, net	1,741	1,831	72
Share-based compensation	2,227	4,633	2,647
Net gain on sale of operating assets	(7,115)	(74,980)	(4,813)
Equity in loss of nonconsolidated affiliates	1,981	2,837	1,935
Noncash capitalized interest expense	33,402	34,673	—
Foreign exchange transaction loss	3,880	10,242	1,565
Other reconciling items, net	(3,435)	(2,609)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(12,237)	23,730	(38,358)
(Increase) decrease in prepaid expenses and other current assets	765	(18,315)	(5,787)
Increase (decrease) in accrued expenses	(15,173)	36,325	4,571
Increase (decrease) in accounts payable	3,493	(7,336)	20,032
Increase (decrease) in deferred income	(3,489)	(10,137)	10,677
Changes in other operating assets and liabilities	5,660	2,270	(1,902)
Net cash provided by operating activities	39,731	135,592	46,322
Cash flows from investing activities:
Purchases of property, plant and equipment	(87,586)	(88,522)	(70,222)
Proceeds from disposal of assets	7,947	212,491	6,120
Proceeds from the sale of investments	11,178	781	—
Purchases of other operating assets	(80)	(555)	(25,299)
Increase in related party notes receivable, net	(15,246)	(3,415)	(225,053)
Other, net	(2,149)	(21,650)	(5,227)
Net cash provided by (used for) investing activities	(85,936)	99,130	(319,681)
Cash flows from financing activities:
Net payments on credit facilities	—	—	(764)
Proceeds from long-term debt	156,000	6,055	222,777
Payments on long-term debt	(648)	(2,255)	—
Net transfers (to) from related parties	(151,963)	(208,794)	79,754
Increase (decrease) in related party notes payable	127	(8,969)	(11,702)
Dividends and other payments to noncontrolling interests	(3)	(765)	(7,723)
Other, net	(4,381)	(200)	—
Net cash provided by (used for) provided by financing activities	(868)	(214,928)	282,342
Effect of exchange rate changes on cash	3,886	(3,226)	(5,052)
Net increase (decrease) in cash and cash equivalents	(43,187)	16,568	3,931
Cash and cash equivalents at beginning of period	64,437	47,869	43,938
Cash and cash equivalents at end of period	$21,250	$64,437	$47,869
Cash paid for interest	26,250	19,633	—
Cash paid for income taxes	9,081	16,596	20,847
See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S DEFICIT

(In thousands)	The Company	Non-controlling Interest	Consolidated
Balance, January 1, 2015	$(1,117,047)	$36,986	$(1,080,061)
Consolidated net income (loss)	(68,995)	7,095	(61,900)
Foreign currency translation adjustments	110,865	(4,026)	106,839
Unrealized holding gain on marketable securities	40	—	40
Pension adjustments to comprehensive income	(9,111)	—	(9,111)
Dividends and other payments to noncontrolling interests	—	(7,723)	(7,723)
Net transfers from related parties	968,321	—	968,321
Capitalization of interest on related party subordinated notes payable	(300,550)	—	(300,550)
Reclassification adjustments	808	—	808
Other, net	2,647	—	2,647
Balance, December 31, 2015	$(413,022)	$32,332	$(380,690)

(In thousands)	The Company	Non-controlling Interest	Consolidated
	(Restated)		(Restated)
Balance, January 1, 2016	$(413,022)	$32,332	$(380,690)
Consolidated net income	70,740	6,167	76,907
Foreign currency translation adjustments	69,324	1,444	70,768
Unrealized holding loss on marketable securities	(12)	—	(12)
Pension adjustments to comprehensive income	(12,942)	—	(12,942)
Dividends and other payments to noncontrolling interests	—	(765)	(765)
Disposal of non-controlling interest	—	(37,507)	(37,507)
Net transfers to related parties	(208,794)	—	(208,794)
Capitalization of interest on related party subordinated notes payable	(35,454)	—	(35,454)
Reclassification adjustments	47,858	—	47,858
Other, net	4,633	—	4,633
Balance, December 31, 2016	$(477,669)	$1,671	$(475,998)

(In thousands)	The Company	Non-controlling Interest	Consolidated
	(Restated)		(Restated)
Balance, January 1, 2017	$(477,669)	$1,671	$(475,998)
Consolidated net income (loss)	(59,126)	51	(59,075)
Foreign currency translation adjustments	(66,963)	78	(66,885)
Unrealized holding gain on marketable securities	4	—	4
Pension adjustments to comprehensive loss	6,720	—	6,720
Dividends and other payments to non-controlling interests	—	(3)	(3)
Disposal of non-controlling interests	—	(1,046)	(1,046)
Net transfers to related parties	(112,556)	—	(112,556)
Reclassification adjustments	(764)	—	(764)
Other, net	2,365	(131)	2,234
Balance, December 31, 2017	$(707,989)	$620	$(707,369)
See Notes to Consolidated Financial Statements

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND BASIS OF PRESENTATION
Nature of Business
Clear Channel Outdoor Holdings, Inc. (“CCOH” or the “Parent Company”) is an outdoor advertising company, which owns and operates advertising display faces in the United States and internationally. CCOH has two reportable business segments: Americas and International. CCOH’s International segment (“CCI”) operates across 18 countries in Europe and Asia and provides advertising on street furniture and transit displays, billboards, retail displays, Smartbike programs, wallscapes and other displays. Clear Channel International B.V. (“CCIBV” or the “Company”) is a subsidiary of the CCI business and consists of CCI operations primarily in Europe and Singapore. These consolidated financial statements represent the consolidated results of operations, financial position and cash flows of CCIBV.
History
On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which 10%, or 35.0 million shares, of CCOH’s Class A common stock was sold. Prior to the IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”), a diversified media and entertainment company. On July 30, 2008, iHeartCommunications completed its merger (the “Merger”) with a subsidiary of iHeartMedia, Inc. (“iHeartMedia”), a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”). iHeartCommunications is now owned indirectly by iHeartMedia.
Agreements with iHeartCommunications
There are several agreements which govern the Company’s relationship with CCOH, CCI and the CCOH relationship with iHeartCommunications related to corporate, employee, tax and other services. Certain of these costs, as applicable, are allocated to the Company from CCOH. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the issuance of these consolidated financial statements, no notice of termination of any of these agreements has been received from iHeartCommunications.
Basis of Presentation
These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been derived from the accounting records of CCOH using the historical results of operations and historical bases of assets and liabilities of the Company. Assets and liabilities, revenues and expenses that pertain to the Company have been included in these consolidated financial statements. These consolidated financial statements include the results of operations in the following markets: Australia, Belgium, Denmark, Estonia, Finland, France, Holland, Hungary, Ireland, Italy, Latvia, Lithuania, Norway, Poland, Singapore, Spain, Sweden, Switzerland, Turkey and the United Kingdom. During the second quarter of 2016, the Company sold its business in Turkey. During the fourth quarter of 2016, the Company sold its business in Australia.
The consolidated financial statements include the accounts of the Company and its subsidiaries. Also included in the consolidated financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of a company are accounted for using the equity method of accounting. All significant intercompany accounts have been eliminated.
The Company utilizes the services of CCOH and CCI for certain functions, such as certain legal, finance, internal audit, financial reporting, tax advisory, insurance, global information technology, environmental matters and human resources services, including various employee benefit programs. The cost of these services has been allocated to the Company and included in these consolidated financial statements. The Company’s management considers these allocations to have been made on a reasonable basis. A complete discussion of the relationship with CCOH, including a description of the costs that have been allocated to the Company, is included in Note 5, Related Party Transactions to the consolidated financial statements.
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The consolidated financial statements included herein may not be indicative of the financial position, results of operations or cash flows had CCIBV operated as a separate entity during the periods presented or for future periods. As these consolidated financial statements present a portion of the businesses of CCOH, the net assets of CCIBV have been presented as CCOH’s net investment in CCIBV. CCOH’s investment in CCIBV includes the accumulated deficit of CCIBV, net of cash transfers related to cash management functions performed by CCOH.

Restatement of Prior Periods
Subsequent to the issuance of the 2017 financial statements, the Company identified misstatements associated with VAT obligations in its business in Italy, which resulted in an understatement of the Company's VAT obligation. These misstatements resulted in an understatement of other long-term liabilities of $16.9 million and $5.9 million as of December 31, 2017 and 2016, respectively, an overstatement of revenue of $2.6 million and $1.4 million for the years ended December 31, 2017 and 2016, respectively, and an understatement of direct operating expenses of $7.0 million and $3.9 million for the years ended December 31, 2017 and 2016, respectively. Based on an analysis of the quantitative and qualitative factors in accordance with SEC Staff Bulletins ("SAB") 99, Materiality, SAB 108, Considering the Effects of Prior year Misstatements when Quantifying Misstatements in the Current Year Financial Statements and Accounting Standards Codification 250, Accounting Changes and Error Corrections, the Company concluded that these misstatements were material, individually and in the aggregate, to the Company's prior annual financial statements previously furnished on CCOH's Form 8-K. Accordingly, the Company is correcting the VAT misstatements, as well a previously identified immaterial error relating to an overstatement of deferred tax assets and a corresponding overstatement of long-term liabilities of $3.3 million for the years ended December 31, 2017 and 2016, by restating the Consolidated Balance Sheet as of December 31, 2017 and December 31, 2016 and the Consolidated Statements of Comprehensive Loss and the Consolidated Statements of Cash Flows for the years ended December 31, 2017 and 2016. These adjustments did not affect total cash flows from operating activities, financing activities or investing activities for any period presented.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

A summary of the effect of the correction on the Consolidated Balance Sheets as of December 31, 2017 and 2016 is as follows:

	December 31, 2017
(In thousands)	As Reported	Correction	Restated
Other assets	$110,814	$(3,335)	$107,479
Total Assets	1,280,909	(3,335)	1,277,574
Other long-term liabilities	123,578	13,554	137,132
Parent Company's net investment	(1,067,998)	(15,731)	(1,083,729)
Accumulated other comprehensive income	376,898	(1,158)	375,740
Total Shareholder's Deficit	(690,480)	(16,889)	(707,369)
Total Liabilities and Shareholder's Deficit	1,280,909	(3,335)	1,277,574

	December 31, 2016
(In thousands)	As Reported	Correction	Restated
Other assets	$109,348	$(3,308)	$106,040
Total Assets	1,203,207	(3,308)	1,199,899
Other long-term liabilities	117,781	2,620	120,401
Parent Company's net investment	(913,228)	(6,166)	(919,394)
Accumulated other comprehensive income	441,487	238	441,725
Total Shareholder's Deficit	(470,070)	(5,928)	(475,998)
Total Liabilities and Shareholder's Deficit	1,203,207	(3,308)	1,199,899
A summary of the effect of the correction on the Consolidated Statement of Comprehensive Income (Loss) for the years ended December 31, 2017 and December 31, 2016 is as follows:

	Year Ended December 31, 2017
(In thousands)	As Reported	Correction	Restated
Revenue	$1,081,820	$(2,563)	$1,079,257
Direct operating expenses (excludes depreciation and amortization)	726,178	7,002	733,180
Operating loss	(999)	(9,565)	(10,564)
Loss before income taxes	(43,014)	(9,565)	(52,579)
Consolidated net loss	(49,510)	(9,565)	(59,075)
Net loss attributable to the Company	(49,561)	(9,565)	(59,126)
Foreign currency translation adjustments	(65,489)	(1,396)	(66,885)
Other comprehensive loss	(59,529)	(1,396)	(60,925)
Comprehensive loss	(109,090)	(10,961)	(120,051)
Comprehensive loss attributable to the Company	(109,168)	(10,961)	(120,129)

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Year Ended December 31, 2016
(In thousands)	As Reported	Correction	Restated
Revenue	$1,168,707	$(1,387)	$1,167,320
Direct operating expenses (excludes depreciation and amortization)	753,610	3,936	757,546
Operating income	100,740	(5,323)	95,417
Income before income taxes	50,758	(5,323)	45,435
Income tax benefit	(32,315)	843	(31,472)
Consolidated net income	83,073	(6,166)	76,907
Net income attributable to the Company	76,906	(6,166)	70,740
Foreign currency translation adjustments	70,530	238	70,768
Other comprehensive income	105,434	238	105,672
Comprehensive income	182,340	(5,928)	176,412
Comprehensive income attributable to the Company	180,896	(5,928)	174,968

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING PRONOUNCEMENTS

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each country, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Deposits

The Company has contracted rights to put structures on certain land or property. These agreements may dictate that a deposit be paid by the Company to the respective landlords.  The agreements specify the terms in which the deposit will be returned to the Company. Deposits expected to be returned within 12 months are recorded as a current asset in “Other current assets.” Deposits expected to be returned in a period that is beyond 12 months are recorded as a noncurrent asset in “Other assets.”

Business Combinations
The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements - 10 to 39 years
Structures - 5 to 20 years
Furniture and other equipment - 2 to 20 years
Leasehold improvements - shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Land Leases and Other Structure Leases

Most of the Company’s advertising structures are located on property or land where the Company has a contracted right to put a structure on the property or land. Land leases are paid both in advance and in arrears, for periods typically ranging up to 12 months. Most street furniture display faces are operated through contracts with municipalities for up to 15 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Intangible Assets

Intangible assets consist of definite-lived intangible assets. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at amortized cost.

The Company tests for possible impairment of intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

At least annually, the Company performs its impairment test for each reporting unit’s goodwill. The Company uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. In accordance with ASC 350-20-55, the Company determined that each country in which the Company operates constitutes a separate reporting unit. The Company had impairment of goodwill of $1.6 million and $7.3 million for 2017 and 2016, respectively. The Company recognized no impairment of goodwill for 2015.

Equity Method Investments

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the consolidated statement of comprehensive income (loss) as a component of “Equity in loss of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

Other Investments

Other investments are composed primarily of equity securities. These securities are classified as available-for-sale and are carried at fair value based on quoted market prices. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s available-for -sale securities is classified as Level 1. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive income as a component of Shareholder’s Deficit. The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the Statement of Comprehensive Income (Loss) for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

For the year ended December 31, 2017, the Company recognized an impairment on some of its cost method investments of $1.0 million. The Company recognized no impairments to its other investments for the years ended December 31, 2016 and 2015, respectively.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued liabilities approximated their fair values at December 31, 2017 and 2016.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease or contract to dismantle and remove its advertising structures from the leased land or property and to restore the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. When the liability is recorded, the cost is capitalized as part of the related advertising structures' carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.

The operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Revenue Recognition

The Company’s advertising contracts cover periods of a few weeks up to one year and are generally billed monthly. Revenue for advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s operations. Payments received in advance of being earned are recorded as deferred income. Revenue arrangements may contain multiple products and services and revenues are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses were $14.2 million, $18.2 million and $20.2 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Foreign Currency

All results of operations are for non-U.S. subsidiaries and non-U.S. equity investees which are translated into U.S. dollars, the reporting currency of the Company, using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of Shareholder’s Deficit, “Accumulated other comprehensive income”. Foreign currency transaction losses for the years ended December 31, 2017, 2016 and 2015 were $3.9 million, $10.2 million and $1.6 million, respectively and are included within Other expense, net in the Statement of Comprehensive Income (Loss).

New Accounting Pronouncements Not Yet Adopted
During the third quarter of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This update provides a one-year deferral of the effective date for ASU No. 2014-09, Revenue from Contracts with Customers.  ASU No. 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under U.S. GAAP.  The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the cumulative effect of applying the standard would be recognized at the date of initial application. The Company is using the full retrospective method. The Company has completed its evaluation of the changes from adopting the new standard on its future financial reporting and disclosures, which included reviews of contractual terms for all of the Company’s significant revenue streams and the development of an implementation plan. The Company has executed on its implementation plan, including drafting a detailed policy and training segment personnel. Based on its evaluation, the Company does not expect material changes to its 2016 or 2017 consolidated revenues, operating income or balance sheets as a result of the implementation of this standard.

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. Lessor accounting is updated to align with certain changes in the lessee model and the new revenue recognition standard which was issued in the third quarter of 2015. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018.  The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This update requires bifurcation of the net benefit cost, with the service cost component being presented with other employee compensation costs in operating income and the other components being reported separately outside of operations. The standard is effective for annual and any interim periods beginning after December 15, 2017. The Company does not expect material changes to its consolidated financial statements as a result of adopting this standard.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that restricted cash be presented with cash and cash equivalents in the statement of cash flows. Restricted cash is recorded in Other current assets and in Other assets in the Company's Consolidated Balance Sheets. The Company adopted ASU 2016-18 in the first quarter of 2018 using the retrospective transition method.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Dispositions
During the second quarter of 2017, the Company sold its ownership interest in a joint venture in Belgium. As a result, the Company recognized a net gain on sale of $6.8 million, which is included within Other operating income, net.
Property, Plant and Equipment
The Company’s property, plant and equipment consisted of the following classes of assets at December 31, 2017 and December 31, 2016, respectively:

	December 31,	December 31,
(In thousands)	2017	2016
Land, buildings and improvements	$36,446	$43,121
Structures	572,944	494,436
Furniture and other equipment	105,304	79,428
Construction in progress	32,142	34,846
	746,836	651,831
Less: accumulated depreciation	436,708	386,173
Property, plant and equipment, net	$310,128	$265,658
Total depreciation expense related to property, plant and equipment for the years ended December 31, 2017, 2016 and 2015 was $70.9 million, $84.9 million and $98.0 million, respectively.
The Company recognized an impairment of $2.6 million during the year ended December 31, 2017 in relation to advertising assets that were no longer usable in one country.
Intangible Assets
The following table presents the gross carrying amount and accumulated amortization for each major class of intangible assets at December 31, 2017 and December 31, 2016, respectively:

	December 31, 2017		December 31, 2016
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and contractual rights	$237,453	$(220,070)	$212,201	$(192,034)
Other	1,078	(944)	905	(638)
Total	$238,531	$(221,014)	$213,106	$(192,672)
Total amortization expense related to definite-lived intangible assets for the years ended December 31, 2017, 2016 and 2015 was $5.0 million, $12.7 million and $20.9 million, respectively.
The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2018	1,958
2019	835
2020	751
2021	676
2022	608

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Goodwill

Annual Impairment Test to Goodwill
The Company performs its annual impairment test on July 1 of each year. The Company has determined that each country constitutes a separate reporting unit.
The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.
Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate.  Terminal values were also estimated and discounted to their present value.  Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data.  There are inherent uncertainties related to these factors and management’s judgment in applying these factors.
The Company recognized goodwill impairment of $1.6 million and $7.3 million for the years ended December 31, 2017 and December 31, 2016, respectively. The Company recognized no goodwill impairment for the year ended December 31, 2015.
The following table presents the changes in the carrying amount of goodwill:

(In thousands)
Balance as of December 31, 2015	$223,893
Impairment	(7,274)
Dispositions	(30,718)
Foreign currency	(5,050)
Balance as of December 31, 2016	$180,851
Impairment	(1,591)
Dispositions	(1,817)
Foreign currency	18,068
Balance as of December 31, 2017	$195,511
The beginning balance as of December 31, 2015 is net of cumulative impairments of $229.3 million.

NOTE 4 – LONG-TERM DEBT
Long-term debt outstanding as of December 31, 2017 and December 31, 2016 consisted of the following:

(In thousands)	December 31,	December 31,
	2017	2016
Clear Channel International B.V. Senior Notes	$375,000	$225,000
Other debt	458	6,674
Original issue premium (discount)	3,954	(1,838)
Long-term debt fees	(9,725)	(7,287)
Total debt	$369,687	$222,549
Less: current portion	458	558
Total long-term debt	$369,229	$221,991
On August 14, 2017, the Company issued $150.0 million in aggregate principal amount of 8.75% Senior Notes due 2020 (the “New Notes”). The New Notes were issued as additional notes under the indenture governing the Company's existing 8.75% Senior

Notes due 2020 and were issued at a premium, resulting in $156.0 million in proceeds.  The New Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.
The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $388.6 million and $242.9 million at December 31, 2017 and December 31, 2016, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 2.

NOTE 5 – RELATED PARTY TRANSACTIONS
The Company has unsecured subordinated notes payable to and receivables from other wholly-owned subsidiaries of CCOH.
Related Party Subordinated Notes Payable
The Company is the borrower of subordinated notes, which are payable to other wholly-owned subsidiaries of CCOH. These notes are subordinated and unsecured and bear interest at 3.40% plus three-month EUR or GBP LIBOR.
Related party subordinated notes payable balances at December 31, 2017 and December 31, 2016, consisted of:

	December 31,	December 31,
(In thousands)	2017	2016
Notes due to Clear Channel C.V.	$361,390	$342,532
Notes due to CCO International Holdings B.V.	718,509	621,174
Total related party subordinated notes payable	$1,079,899	$963,706
During the year ended December 31, 2017, the Company capitalized $33.4 million in interest payable, which had been accrued in relation to related party subordinated notes payable. Settlement of interest on intercompany notes is restricted under the terms of the Clear Channel International B.V. Senior Notes. As such, interest is capitalized on the Related Party Notes through the issuance of payment-in-kind notes by the Company. During the year ended December 31, 2016, the Company capitalized $70.1 million in interest payable, which had been accrued in relation to related party subordinated notes payable. Of the amount capitalized, $34.7 million related to interest accrued during the year ended December 31, 2016.
Related Party Notes Receivable
The Company, as lender, had three outstanding notes receivable balances with three related parties, Clear Channel C.V., CCO International Holdings B.V. and Clear Channel Worldwide Holdings, Inc. at December 31, 2017. The balances are unsecured and repayable on demand. The Clear Channel C.V. note bears interest at a fixed rate of 9.66%. The Clear Channel Worldwide Holdings, Inc. and CCO International Holdings B.V. notes bear interest at 3.65% plus three-month USD LIBOR and 3.40% plus three-month USD LIBOR, respectively.

The balances outstanding at December 31, 2017 and December 31, 2016 on these Related Party Notes Receivable are as follows:

	December 31,	December 31,
(In thousands)	2017	2016
Note due from Clear Channel C.V.	$222,777	$222,777
Note due from CCO International Holdings B.V.	9,346	5,372
Note due from Clear Channel Worldwide Holdings, Inc.	16,273	5,000
Total Related Party Notes Receivable	$248,396	$233,149
Cash Management Arrangement
iHeartCommunications provides cash management services to the Company and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and continued functioning of their businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to the Company and iHeartCommunications and not on a pre-determined basis. Excess

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

cash from our operations, which is distributed to iHeartCommunications, is applied against principal or accrued interest on the notes payable to subsidiaries of Parent Company, including Clear Channel C.V. See “Related Party Notes Payable” above.
Management Services
iHeartCommunications and CCOH provide management services to the Company, which include, among other things: (i) treasury and other financial related services; (ii) certain executive officer services; (iii) legal and related services; and (iv) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications and CCOH based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2017, 2016, and 2015 the Company recorded $34.8 million, $16.8 million and $17.4 million, respectively, for these services. Such costs are included in Corporate expenses in the Statement of Comprehensive Income (Loss).
In February 2017, CCOH and its indirect parent company, iHeartMedia, Inc., entered into an agreement related to the potential purchase at fair value of the Clear Channel registered trademarks and domain names. The agreements provide that CCOH will pay a license fee to iHeartMedia, Inc. in 2017 based on revenues of entities using the Clear Channel name, pursuant to the Amended and Restated License Agreement, dated November 10, 2005, by and between iHM Identity, Inc. and Outdoor Management Services, Inc. Included within the management services expense recognized in the year ended December 31, 2017 is an additional expense related to this license of $18.0 million.
Stewardship Fee
As described in Note 1, the Company is a subsidiary of CCOH, a publicly traded company. As a result, the Company incurs certain costs related to quarterly and annual reporting in order for Parent Company to comply with the Securities and Exchange Commission (“SEC”) reporting requirements. In addition, the Company incurs costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to CCOH on a quarterly basis (“Stewardship Fees”) based on the time incurred by employees of the Company to perform the work. Stewardship fees charged to CCOH during the years ended December 31, 2017, 2016 and 2015 were $15.5 million, $17.9 million and $18.7 million, respectively. Such costs are included as a reduction in Corporate expenses in the Statement of Comprehensive Income (Loss).
Tax Services Agreement
Pursuant to the tax services agreement CCOH entered into with iHeartCommunications, the operations of the Company are included in a consolidated federal income tax return filed by iHeartMedia. The Company’s provision for income taxes has been computed on the basis that the operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

Relationship with iHeartCommunications
On March 14, 2018, iHeartMedia and certain of its subsidiaries including iHeartCommunications (collectively, the “Debtors”), filed voluntary petitions for reorganization (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas , Houston Division (the “Bankruptcy Court”). Parent Company and its direct and indirect subsidiaries, including the Company and its subsidiaries, did not file Chapter 11 cases.
There are no material effects on the Company’s financial statements due to the iHeart Chapter 11 Cases. None of the Company’s subsidiaries or operations are guarantors of iHeartCommunications’ debt, nor are there any cross-default provisions that affect the Company as a result of iHeartCommunications’ default on its debt. The Bankruptcy Court has approved a final order allowing iHeartCommunications and CCOH to continue the management services, stewardship fee, and tax services arrangements discussed above.
iHeartCommunications provides the day-to-day cash management services for Parent Company’s cash activities and balances in the U.S. Parent Company does not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide Parent Company with funds to finance its working capital or other cash requirements. Parent Company has no access to the cash transferred from it to iHeartCommunications under the cash management arrangement. Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note between Parent Company and iHeartCommunications is frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note will instead be reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeartCommunications Note. As a result, iHeartCommunications is continuing to provide the day-to-day cash management services for Parent Company and the Company during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases.

NOTE 6 - ASSET RETIREMENT OBLIGATION
The Company’s asset retirement obligation is reported in Other long-term liabilities and relates to its obligation to dismantle and remove its advertising displays from leased land and to restore the site to its original condition upon the termination or non-renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2017	2016
Beginning balance	$21,184	$23,565
Adjustments due to change in estimate of related costs	2,992	(338)
Accretion of liability	1,656	1,706
Liabilities settled	(1,529)	(2,680)
Foreign currency	2,450	(1,069)
Ending balance	$26,753	$21,184

NOTE 7 — POSTRETIREMENT BENEFIT PLANS
Certain of the Company’s subsidiaries participate in defined benefit or defined contribution plans that cover substantially all regular employees. The Company deposits funds under various fiduciary-type arrangements or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the defined benefit plans reflect the different economic environments within the various countries.
Defined Benefit Pension Plan Financial Information
The table below presents the components of net periodic cost recognized in the consolidated Statement of Comprehensive Income (Loss):

(In thousands)	Years Ended December 31,
	2017	2016	2015
Service cost	$3,615	$3,647	$5,255
Interest cost	3,930	4,197	4,756
Expected returns on plan assets	(6,535)	(5,788)	(7,018)
Amortization of actuarial loss	1,155	1,093	917
Amortization of prior service credit	(179)	(81)	(29)
Total net periodic pension cost	$1,986	$3,068	$3,881

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following tables present the changes in benefit obligations and plan assets:

(In thousands)	Years Ended December 31,
	2017	2016
Benefit obligation:
Benefit obligation beginning balance	$192,233	$180,333
Service cost	3,615	3,647
Interest cost	3,930	4,197
Plan participants' contributions	1,063	1,066
Actuarial (gain) loss	(1,355)	27,019
Benefits paid from trusts	(7,040)	(5,276)
Foreign exchange impact	17,337	(18,753)
Benefit obligation ending balance	$209,783	$192,233
Fair value of plan assets:
Beginning balance, fair value of plan assets	$138,405	$134,400
Actual return on plan assets	11,578	20,678
Company contributions	3,740	3,853
Plan participants' contributions	1,063	1,066
Benefits paid from trusts	(7,040)	(5,276)
Foreign exchange impact	11,563	(16,316)
Ending balance, fair value of plan assets	$159,309	$138,405
The following presents the net funded status recognized in the consolidated balance sheet in "Other long-term liabilities":
Under-funded status, net	$(50,474)	$(53,828)

The following tables present the pre-tax net loss (gain) and amortization of prior service credit and changes in pre-tax net loss (gain) recognized in accumulated other comprehensive income:

(In thousands)	Years Ended December 31,
	2017	2016	2015
Beginning balance, accumulated other comprehensive income	$48,527	$37,757	$28,469
Net actuarial (gain) loss arising during the period	(6,398)	12,129	11,719
Amortization of net actuarial loss	(1,276)	(1,390)	(1,123)
Amortization of prior service credit	178	31	25
Other adjustments	—	—	(1,333)
Ending balance, accumulated other comprehensive income	$41,031	$48,527	$37,757

(In thousands)	December 31,
	2017	2016	2015
Unrecognized net actuarial loss	$42,413	$50,088	$39,348
Unrecognized prior service credit	(1,382)	(1,561)	(1,591)
Total	$41,031	$48,527	$37,757

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the assumptions used to measure the net periodic cost and the year-end benefit obligations:

Years Ended December 31,
	2017	2016	2015
Weighted-average assumptions used to measure net periodic cost
Discount rate	0.60%-2.65%	0.60%-3.75%	0.95%-3.60%
Expected long-term returns on plan assets	1.50%-5.70%	1.40%-6.40%	2.00%-6.10%
Rate of compensation increases	1.00%-2.35%	1.00%-2.30%	1.00%-2.30%
Weighted-average assumptions used to measure benefit obligations
Discount rate	0.60%-2.50%	0.60%-2.65%	0.95%-3.75%
Expected long-term returns on plan assets	1.50%-5.55%	2.00%-5.70%	2.00%-6.10%
Rate of compensation increases	1.00%-2.30%	1.00%-2.35%	1.00%-2.30%

Discount Rate
The discount rate assumptions for jurisdictions for which rates are not determined by the government reflect the yields available on high-quality, fixed income debt instruments at the measurement date. A portfolio of high-quality corporate bonds is used to construct a yield curve. The cash flows from the Company’s expected benefit obligation payments are then matched to the yield curve to derive the discount rates. In certain countries, where the markets for high-quality long-term bonds are not generally as well developed, a portfolio of long-term government bonds is used as a base, to which a credit spread is added to simulate corporate bond yields at these maturities in the jurisdiction of each plan, as the benchmark for developing the respective discount rates.

Expected Long-Term Returns on Plan Assets
Expected returns on plan assets, a component of net periodic cost, represent the expected long-term returns on plan assets based on the calculated market-related value of plan assets. Expected long-term returns on plan assets take into account long-term expectations for future returns and the investment policies and strategies of the respective plans. These rates of return are developed by the Company and are tested for reasonableness against historical returns. The use of expected long-term returns on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns, and therefore result in a pattern of income and cost recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns are recognized as a component of net loss or gain in accumulated other comprehensive income, which is amortized as a component of net periodic cost over the service lives or life expectancy of the plan participants, depending on the plan, provided such amounts exceed certain thresholds provided by accounting standards. The market-related value of plan assets recognizes changes in the fair value of plan assets systematically over a five-year period in the expected return on plan assets line in net periodic cost.

Rate of Compensation Increases and Mortality Rate
The rate of compensation increases is determined by the Company, based upon its long-term plans for such increases. Mortality rate assumptions are based on life expectancy and death rates for different types of participants. Mortality rates are periodically updated based on actual experience.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Defined Benefit Pension Plan Assets

The following table presents the Company’s defined benefit pension plans’ asset classes and their associated fair value at
December 31, 2017 and 2016:

(In thousands)	December 31, 2017
	Level 1	Level 2	Level 3
Cash and short-term investments	$7,256	$—	$—
Equity securities	97,349	—	—
Fixed income:
Corporate bonds	—	11,109	—
Annuity contracts	—	38,656	—
Insurance contracts	—	4,939	—
Fair value of plan assets	$104,605	$54,704	$—

(In thousands)	December 31, 2016
	Level 1	Level 2	Level 3
Cash and short-term investments	$6,229	$—	$—
Equity securities	80,658	—	—
Fixed income:
Corporate bonds	—	9,759	—
Annuity contracts	—	37,531	—
Insurance contracts	—	4,228	—
Fair value of plan assets	$86,887	$51,518	$—

Expected Benefit Payments

The following table presents the expected benefit payments to defined benefit pension plan participants over the next ten years. These payments have been estimated based on the same assumptions used to measure the plans’ pension benefit obligation at December 31, 2017 and include benefits attributable to estimated future compensation increases, where applicable:

(In thousands)
2018	4,506
2019	4,217
2020	4,474
2021	5,721
2022	6,439
2023-2027	35,351

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Plan Contributions
It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate. The Company contributed $3.7 million, $3.9 million and $4.6 million to defined benefit pension plans during the years ended December 31, 2017, 2016 and 2015, respectively.
Defined Contribution Retirement Plans
The Company’s employees participate in retirement plans administered as a service by third-party administrators. Employer contributions to these plans totaled $12.9 million, $14.8 million and $13.2 million for the years ended December 31, 2017, 2016 and 2015, respectively. Such costs were recorded within Selling, general and administrative expenses.

NOTE 8 – COMMITMENTS, CONTINGENCIES AND GUARANTEES

Leases

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum guarantee payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual guarantee payments which generally escalate each year. The Company accounts for these minimum guarantee payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and certain parcels of land occupied by its advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus shelters, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant and equipment under certain street furniture contracts. Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus shelters, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

As of December 31, 2017, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)			Capital
	Non-Cancelable	Non-Cancelable	Expenditure
	Operating Lease	Contracts	Commitments
2018	$46,565	$328,374	$37,175
2019	39,535	278,944	7,664
2020	32,848	229,994	2,502
2021	18,696	199,338	4,216
2022	8,154	124,717	4,297
Thereafter	16,669	296,171	8,281
Total	$162,467	$1,457,538	$64,135

Rent expense charged to operations for the years ended December 31, 2017, 2016 and 2015 were $441.7 million, $445.9 million and $467.9 million, respectively.
Legal Proceedings
The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.
Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; employment and benefits related claims; governmental fines; and tax disputes.
Italy Investigation
As described in Note 1 to these consolidated financial statements, subsequent to the issuance of the 2017 financial statements, the Company identified corrections associated with VAT obligations related to its subsidiary in Italy.  Upon identification of these corrections, the Company undertook certain procedures, including a forensic investigation, which is ongoing.  In addition, the Company voluntarily disclosed the matter and preliminary findings to the Italian tax authorities in order to commence a discussion on the appropriate calculation of the VAT position.  The current expectation is that the Company may have to repay to the Italian tax authority a substantial portion of the VAT previously applied as a credit, amounting to approximately $17 million, including estimated possible penalties and interest.  The discussion with the tax authorities is at an early stage and therefore the ultimate amount that will be paid to the tax authorities in Italy is unknown. The ultimate amount to be paid may differ from the Company’s estimates, and such differences may be material.
Guarantees
As of December 31, 2017, the Company had outstanding bank guarantees of $32.3 million, of which $12.5 million were backed by cash collateral. Additionally, as of December 31, 2017, Parent Company had outstanding commercial standby letters of credit of $30.7 million held on behalf of the Company and its subsidiaries.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 – INCOME TAXES

The operations of the Company are subject to current income taxes at the local country statutory rate where the income is being earned and in accordance with the rules established by the applicable jurisdiction taxation authorities.

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.
Significant components of the provision for income tax expense are as follows:

(In thousands)	Years Ended December 31,
	2017	2016	2015
	(Restated)	(Restated)
Current tax expense	$1,382	$19,299	$18,261
Deferred tax expense (benefit)	5,114	(50,771)	(5,979)
Income tax (benefit) expense	$6,496	$(31,472)	$12,282

For the year ended December 31, 2017, the Company recorded an income tax expense of $6.5 million as compared to a tax benefit of $31.5 million for the 2016 year. The change in tax was due primarily to the deferred tax benefit of $43.3 million recorded in 2016 for the reduction in valuation allowance against certain net operating loss carryforwards in France.

For the year ended December 31, 2016 the Company recorded an income tax benefit of $31.5 million as compared to a tax expense of $12.3 million for the 2015 year. The change in tax was due primarily to the deferred tax benefit of $43.3 million recorded in 2016 for the reduction in valuation allowance against certain net operating loss carryforwards in France.

Significant components of the Company's deferred tax liabilities and assets as of December 31, 2017 and 2016 are as follows:

(In thousands)	December 31,
	2017	2016
	(Restated)	(Restated)
Deferred tax assets:
Intangibles and fixed assets	$17,993	$15,322
Accrued expenses	9,270	6,221
Net operating loss carryforwards	113,084	126,562
Bad debt reserves	799	995
Pension provision	10,343	5,941
Other	5,271	16,863
Total deferred tax assets	156,760	171,904
Less: Valuation allowance	93,148	111,811
Total deferred tax assets, net of valuation allowance	63,612	60,093
Net deferred tax assets	$63,612	$60,093

At December 31, 2017, the Company had recorded tax effected net operating loss carryforwards for various jurisdictions that total $113.1 million. The net operating losses expire in varying amounts starting in 2018 with some amounts having no expiration date. The Company has recorded valuation allowances of $62.3 million as an offset to the net operating losses. The remaining deferred tax valuation allowance of $30.8 million offsets other foreign deferred tax assets that are not expected to be realized.

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The reconciliation of income tax computed at the local country statutory rates to income tax benefit is:

(In thousands)	Years Ended December 31,
	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
		(Restated)	(Restated)	(Restated)
Taxes computed at local statutory rates	$8,426	16%	$(14,891)	33%	$11,569	23%
(Increases) decreases in income taxes resulting from:
Nondeductible items	(8,151)	(15)%	(2,930)	6%	(17,247)	(35)%
Tax contingencies	2,943	6%	1,973	(4)%	1,434	3%
Valuation allowances	(5,656)	(11)%	38,608	(85)%	(5,736)	(11)%
Other, net	(4,058)	(8)%	8,712	(19)%	(2,302)	(5)%
Income tax benefit (expense)	$(6,496)	(12)%	$31,472	(69)%	$(12,282)	(25)%

During 2017, the Company recorded tax expense of approximately $6.5 million. The 2017 income tax expense and (12)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company's inability to benefit from losses in certain jurisdictions.

During 2016, the Company recorded tax benefit of approximately $31.5 million. The 2016 income tax benefit and (69)% effective tax rate were impacted primarily by the $43.3 million deferred tax benefit recorded for the reduction in valuation allowance against certain net operating loss carryforwards in France. In addition, the Company recorded a book gain on the sale of its Australia outdoor business which had no associated local country tax expense.

During 2015, the Company recorded tax expense of approximately $12.3 million. The 2015 income tax expense and (25)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company’s inability to benefit from losses in certain jurisdictions.

The Company records interest and penalties related to unrecognized tax benefits in current income tax expense.  The total amount of interest accrued at December 31, 2017 and 2016, was $2.2 million and $1.9 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2017 and 2016, was $14.5 million and $15.7 million, respectively, of which $10.2 million and $11.5 million is included in “Other long-term liabilities.” In addition, $4.3 million and $4.1 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets as opposed to being recorded in “Other long-term liabilities” at December 31, 2017 and 2016 respectively. The total amount of unrecognized tax benefits at December 31, 2017 and 2016 that, if recognized, would impact the effective income tax rate were $12.6 million and $13.9 million, respectively.

During 2017, the Company reversed $5.7 million in unrecognized tax benefits, inclusive of interest, primarily as a result of the expiration of statutes of limitations to assess taxes in certain foreign jurisdictions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2017	2016
Balance at beginning of period	$13,749	$15,697
Increases for tax position taken in the current year	2,638	4,301
Increases for tax positions taken in previous years	2,044	1,559
Decreases for tax position taken in previous years	(408)	(1,913)
Decreases due to lapse of statute of limitations	(5,498)	(5,895)
Balance at end of period	$12,525	$13,749

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 — OTHER INFORMATION

Barter and Trade
Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues were $6.4 million, $5.7 million and $8.2 million for the years ended December 31, 2017, 2016 and 2015, respectively. Barter and trade expenses were $4.7 million, $5.2 million and $4.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.
The following table discloses the components of “Other assets” at:

	December 31,	December 31,
	2017	2016
(In thousands)	(Restated)	(Restated)
Prepaid expenses	$8,440	$7,021
Deposits	5,515	4,544
Investments	4,040	7,122
Deferred income taxes	63,612	60,093
Other	25,872	27,260
Total other assets	$107,479	$106,040
The following table discloses the components of “Accrued expenses” at:

	December 31,	December 31,
(In thousands)	2017	2016
Accrued employee compensation and benefits	$89,034	$74,824
Accrued rent and lease	104,845	98,001
Accrued taxes	15,566	28,159
Accrued other	80,480	70,925
Total accrued expenses	$289,925	$271,909
The following table discloses the components of “Other long-term liabilities” at:

	December 31,	December 31,
	2017	2016
(In thousands)	(Restated)	(Restated)
Unrecognized tax benefits	$10,240	$11,509
Asset retirement obligation (Note 6)	26,753	21,184
Postretirement benefit obligation (Note 7)	50,474	53,828
Other	49,665	33,880
Total other long-term liabilities	$137,132	$120,401
The following table discloses the components of “Accumulated other comprehensive income,” net of tax, at:

	December 31,	December 31,
	2017	2016
(In thousands)	(Restated)	(Restated)
Cumulative currency translation adjustments	$410,122	$483,480
Cumulative unrealized gain on securities	140	118
Cumulative pension adjustments	(34,522)	(41,873)
Total accumulated other comprehensive income	$375,740	$441,725

CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table discloses the components of “Other operating income, net” at:

	Years Ended December 31,
(In thousands)	2017	2016	2015
Acquisition costs	$—	$—	$(367)
Gain on disposal of assets	7,115	74,980	4,813
Other	—	—	171
Total other operating income, net	$7,115	$74,980	$4,617

NOTE 11 — SUBSEQUENT EVENTS
In connection with the preparation of the financial statements and in accordance with Accounting Standards Codification 855-10, Subsequent Events – Overall, management has evaluated and reviewed the affairs of the Company for subsequent events that would impact the financial statements for the year ended December 31, 2017 through April 13, 2018, the date the financial statements were available to be issued and through August 10, 2018, the date the restated financial statements were available to be issued.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion of our results of operations and financial condition together with the consolidated financial statements and related notes included elsewhere in this document. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.
Format of Presentation
Management’s discussion and analysis of our financial condition and results of operations (“MD&A”) should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on a consolidated basis. In this MD&A, references to (i) “we,” “us” or “our” are to Clear Channel International B.V. together with its consolidated subsidiaries, (ii) “Issuer” are to Clear Channel International B.V. without any of its subsidiaries, (iii) “Parent Company” are to Clear Channel Outdoor Holdings, Inc., our indirect parent company and (iv) “iHeartCommunications” are to iHeartCommunications, Inc., the indirect parent of Parent Company. We provide outdoor advertising services in geographic regions using various digital and traditional display types. Certain prior period amounts have been reclassified to conform to the 2017 presentation.

Management typically monitors our businesses by reviewing the average rates, average revenue per display, occupancy and inventory levels of each of our display types by market.  Our advertising revenue is derived from selling advertising space on the displays we own or operate in key markets, consisting primarily of billboards, street furniture and transit displays.  Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements.  We are currently installing these technologies in certain markets.

Advertising revenue is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP within each market.  Our results are also impacted by fluctuations in foreign currency exchange rates as well as economic conditions in the markets in which we have operations.
Restatement of Prior Periods

Subsequent to the issuance of the 2017 financial statements, we identified misstatements primarily associated with VAT obligations in our business in Italy. For further details, refer to Note 1 to our consolidated financial statements. Accordingly, we have revised the prior period financial statements presented herein to reflect these corrections. Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on the revised financial results for the years ended December 31, 2017 and 2016.
Relationship with iHeartCommunications

There are several agreements which govern our relationship with Parent Company and Parent Company’s relationship with iHeartCommunications including a Master Agreement, Corporate Services Agreement, Intellectual Property Licensing Agreements, Employee Matters Agreement and Tax Matters Agreement, which relate to corporate, employee, tax and other services provided by iHeartCommunications. iHeartCommunications has the right to terminate these agreements in various circumstances. As of August 10, 2018, no notice of termination of any of these agreements has been received from iHeartCommunications.
Under the Corporate Services and Intellectual Property Licensing Agreements, iHeartCommunications provides management services to Parent Company and its subsidiaries, including us, and licenses intellectual property, copyrights, trademarks and other intangible assets to us. The costs of these services and licenses are allocated to us based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2017, 2016 and 2015, we recorded approximately $34.8 million, $16.8 million and $17.4 million, respectively, for these services, which are reflected as a component of corporate expenses. The increase is primarily due to an agreement entered into in February 2017 between CCOH and its indirect parent company, iHeartMedia, Inc., related to the potential purchase of the Clear Channel registered trademarks and domain names. The agreement provides that CCOH will pay a license fee to iHeartMedia, Inc. in 2017 based on revenues by entities using the Clear Channel name. For the year ended December 31, 2017, we recognized $18.0 million in relation to this license.
Other Related Party Agreements
We are a subsidiary of Parent Company, a publicly traded company. As a result, we incur certain costs related to quarterly and annual reporting in order for Parent Company to comply with SEC reporting requirements. In addition, we incur costs related to the preparation of budgets, forecasts and other strategic initiatives of Parent Company. Such costs are charged back to Parent Company on a quarterly basis based on the time incurred by our employees to perform the work. The fees that were charged to Parent Company in relation to these services during the years ended December 31, 2017, 2016 and 2015 were $15.5 million, $17.9 million and $18.7 million, respectively. Such costs are included as a reduction in corporate expenses.

Consolidated Results of Operations
The comparison of our results of operations for the years ended December 31, 2017 and 2016 is as follows:

(in thousands)	Years Ended December 31,		% Change
	2017	2016
	(Restated)	(Restated)
Revenue	$1,079,257	$1,167,320	(7.5)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	733,180	757,546	(3.2)%
Selling, general and administrative expenses (excludes depreciation and amortization)	233,823	247,277	(5.4)%
Corporate expenses (excludes depreciation and amortization)	49,907	37,179	34.2%
Depreciation and amortization	75,867	97,607	(22.3)%
Impairment charges	4,159	7,274
Other operating income, net	7,115	74,980
Operating income	(10,564)	95,417	(111.1)%
Interest expense, net	38,934	37,899
Equity in loss of nonconsolidated affiliates	(1,981)	(2,837)
Other expense, net	(1,100)	(9,246)
Income (loss) before income taxes	(52,579)	45,435
Income tax expense (benefit)	6,496	(31,472)
Consolidated net income (loss)	(59,075)	76,907
Less amount attributable to noncontrolling interest	51	6,167
Net income (loss) attributable to the Company	$(59,126)	$70,740

Consolidated Revenue
Revenue decreased $88.1 million during 2017 compared to 2016. Excluding the $8.2 million impact from movements in foreign exchange rates, revenues decreased $96.3 million during 2017 compared to 2016. The decrease in revenue is due to a $117.8 million decrease in revenue resulting from the sale of our businesses in Australia and Turkey in 2016. This was partially offset by growth across other markets including Spain, the United Kingdom and Switzerland, primarily from new contracts and digital expansion.
Consolidated Direct Operating Expenses
Direct operating expenses decreased $24.4 million during 2017 compared to 2016. Excluding the $3.6 million impact from movements in foreign exchange rates, direct operating expenses decreased $28.0 million during 2017 compared to 2016. The decrease was driven by a $70.3 million decrease in direct operating expenses resulting from the 2016 sales of our businesses in Australia and Turkey, partially offset by higher site lease and production expenses primarily in countries experiencing revenue growth.
Consolidated Selling, General and Administrative (“SG&A”) Expenses
SG&A expenses decreased $13.5 million during 2017 compared to 2016. Excluding the $1.9 million impact from movements in foreign exchange rates, SG&A expenses decreased $15.4 million during 2017 compared to 2016. The decrease in SG&A expenses was primarily due to a $22.6 million decrease resulting from the sale of our businesses in Australia and Turkey, partially offset by higher spending related to growth in certain countries.
Corporate Expenses
Corporate expenses increased $12.7 million during 2017 compared to 2016. Excluding the $1.4 million impact from movements in foreign exchange rates, corporate expenses increased $14.1 million during 2017 compared to 2016. The increase in corporate expenses was primarily due to the $18.0 million new license fee for the Clear Channel registered trademarks and domain names, partially offset by lower spend on strategic revenue and efficiency initiatives.

Strategic Revenue and Efficiency Initiatives
Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.
Strategic revenue and efficiency costs were $9.1 million and $9.7 million for the years ended December 31, 2017 and 2016, respectively. Of these costs, $0.6 million are reported within direct operating expenses, $7.5 million are reported within SG&A and $1.0 million are reported within corporate expense for 2017 compared to $1.4 million, $5.9 million and $2.4 million, respectively, for 2016.
Depreciation and Amortization
Depreciation and amortization decreased $21.7 million during 2017 compared to 2016 primarily due to the disposal of assets related to the sale of our businesses in Australia and Turkey, which had $12.4 million of depreciation and amortization in 2016, and assets becoming fully depreciated or fully amortized.
Impairment Charges
The Company performs its annual impairment test on July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, we recorded impairment charges of $1.6 million during 2017 related to goodwill in one business. In addition, the Company recognized an impairment of $2.6 million during 2017 in relation to advertising assets that were no longer usable in one country. During 2016 we recognized a $7.3 million impairment related to goodwill in one business.
Other Operating Income, Net
Other operating income, net of $7.1 million for 2017 related primarily to the $6.8 million gain on the sale of our joint venture in Belgium.

Other operating income, net of $75.0 million for 2016 primarily related to the net gain of $127.6 million on the sale of our Australia business in the fourth quarter of 2016, partially offset by the $56.6 million loss, which includes $32.2 million in cumulative translation adjustments, on the sale of our Turkey business in the second quarter of 2016.
Interest Expense, Net
Interest expense, net increased $1.0 million during 2017 compared to 2016 due to higher average outstanding balances. On August 14, 2017, we issued $150.0 million of additional notes of our existing 8.75% Senior Notes due 2020.
Equity in Earnings (Loss) of Nonconsolidated Affiliates
Equity in loss of nonconsolidated affiliates of $2.0 million and $2.8 million for the years 2017 and 2016, respectively, included the loss from our equity investments.
Income Tax Benefit (Expense)
Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.
The effective tax rates for 2017 and 2016 were (12)% and (69)%, respectively. The 2017 income tax expense and (12)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and the Company's inability to benefit from losses in certain jurisdictions. The 2016 income tax benefit and (69)% effective tax rate were impacted primarily by the release of $43.3 million of valuation allowance against certain net operating loss carryforwards in France. In addition, the Company recorded a book gain on the sale of our Australia outdoor business which had no associated local country tax expense.
Consolidated Results of Operations
The comparison of our results of operations for the years ended December 31, 2016 and 2015 is as follows:

(in thousands)	Years Ended December 31,		% Change
	2016	2015
	(Restated)
Revenue	$1,167,320	$1,222,400	(4.5)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	757,546	792,566	(4.4)%
Selling, general and administrative expenses (excludes depreciation and amortization)	247,277	254,004	(2.6)%
Corporate expenses (excludes depreciation and amortization)	37,179	37,745	(1.5)%
Depreciation and amortization	97,607	118,892	(17.9)%
Impairment charges	7,274	—
Other operating income, net	74,980	4,617	1,524.0%
Operating income	95,417	23,810	300.7%
Interest expense, net	37,899	68,112
Equity in earnings (loss) of nonconsolidated affiliates	(2,837)	(1,935)
Other income (expense), net	(9,246)	(3,381)
Loss before income taxes	45,435	(49,618)
Income tax expense	(31,472)	12,282
Consolidated net loss	76,907	(61,900)
Less amount attributable to noncontrolling interest	6,167	7,095
Net loss attributable to the Company	$70,740	$(68,995)

Consolidated Revenue
Revenue decreased $55.1 million during 2016 compared to 2015. Excluding the $35.3 million impact from movements in foreign exchange rates, revenues decreased $19.8 million during 2016 compared to 2015. The decrease in revenue is due to a $22.7 million decrease in revenue resulting from the sale of our businesses in Turkey and Australia in the second and fourth quarters of 2016, respectively, as well as lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed. This decrease was partially offset by growth across most of our markets including Spain, Sweden, France and Belgium, primarily from new digital assets and new contracts.

Consolidated Direct Operating Expenses
Direct operating expenses decreased $35.0 million during 2016 compared to 2015. Excluding the $23.8 million impact from movements in foreign exchange rates, direct operating expenses decreased $11.2 million during 2016 compared to 2015. The decrease was driven by a $14.6 million decrease in direct operating expenses resulting from the sale of our businesses in Turkey and Australia and lower rent expense due to lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed. These decreases were partially offset by higher site lease and production expenses in countries experiencing revenue growth.

Consolidated Selling, General and Administrative (“SG&A”) Expenses
SG&A expenses decreased $6.7 million during 2016 compared to 2015. Excluding the $5.7 million impact from movements in foreign exchange rates, SG&A expenses decreased $1.0 million during 2016 compared to 2015. The decrease in SG&A expenses was primarily due to a $3.0 million decrease in SG&A expenses resulting from the sale of our businesses in Turkey and Australia, partially offset by higher variable compensation expenses.

Corporate Expenses
Corporate expenses decreased $0.6 million during 2016 compared to 2015. Excluding the $4.1 million impact from movements in foreign exchange rates, corporate expenses increased $3.5 million during 2016 compared to 2015.

Revenue and Efficiency Initiatives
Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses incurred in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of consolidation of locations and positions, severance related to workforce initiatives, consulting expenses and other costs incurred in connection with improving our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized.

Strategic revenue and efficiency costs were $9.7 million and $16.8 million for the years ended December 31, 2016 and 2015, respectively. Of these costs, $1.4 million are reported within direct operating expenses, $5.9 million are reported within SG&A and $2.4 million are reported within corporate expense for 2016 compared to $7.7 million, $3.4 million and $5.7 million, respectively, for 2015.

Depreciation and Amortization
Depreciation and amortization decreased $21.3 million during 2016 compared to 2015 primarily due to assets becoming fully depreciated or fully amortized, the sale of certain businesses, as well as the impact of movements in foreign exchange rates.

Impairment Charges
The Company performs its annual impairment test on July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, we recorded impairment charges of $7.3 million during 2016 related to goodwill in one market. We concluded no goodwill impairment charge was required for 2015.

Other Operating Income, Net
Other operating income, net of $75.0 million for 2016 primarily related to the net gain of $127.6 million on the sale of our Australia business in the fourth quarter of 2016, partially offset by the $56.6 million loss, which includes $32.2 million in cumulative translation adjustments, on the sale of our Turkey business in the second quarter of 2016.

Other operating income, net of $4.6 million for 2015 primarily related to the net gains recognized from the disposal of operating and fixed assets.

Interest Expense, Net
Interest expense, net decreased $30.2 million during 2016 compared to 2015 due to lower average outstanding balances on related party notes payable.

Equity in Earnings (Loss) of Nonconsolidated Affiliates
Equity in loss of nonconsolidated affiliates of $2.8 million and $1.9 million for the years 2016 and 2015, respectively, included the loss from our equity investments.

Income Tax Benefit (Expense)
Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for purposes of our financial statements, our provision for income taxes was computed assuming that we filed separate consolidated income tax returns together with our subsidiaries.

The effective tax rates for 2016 and 2015 were (69)% and (25)%, respectively. The 2016 income tax benefit and (69)% effective tax rate were impacted primarily by the release of $43.3 million of valuation allowance against certain net operating loss carryforwards in France. In addition, we recorded a book gain on the sale of our Australia outdoor business which had no associated local country tax expense. The 2015 income tax expense and (25)% effective tax rate were impacted primarily by certain nondeductible interest and other intercompany charges and our inability to benefit from losses in certain jurisdictions.

LIQUIDITY AND CAPITAL RESOURCES
Cash Flows
The following discussion highlights our cash flow activities during the years ended December 31, 2017, 2016 and 2015:

	Years Ended December 31,
	2017	2016	2015
(U.S. dollars in thousands)	(Restated)	(Restated)
Cash provided by (used for):
Operating activities	$39,731	$135,592	$46,322
Investing activities	(85,936)	99,130	(319,681)
Financing activities	(868)	(214,928)	282,342
Operating Activities
2017
Cash provided by operating activities in 2017 was $39.7 million compared to $135.6 million in 2016. Our consolidated net loss included $119.8 million of non-cash items in 2017. Our consolidated net income in 2016 included $32.1 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating assets, equity in loss of nonconsolidated affiliates, noncash capitalized interest expense and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The decrease in cash provided by operating activities is primarily attributed to lower income, primarily as a result of the sale of our Australian business in 2016, as well as changes in working capital balances, particularly accrued expenses, which were affected by the timing of payments. Cash provided by operating activities includes cash payments for interest of $26.3 million and $19.6 million for the years ended December 31, 2017 and 2016, respectively.
2016
Cash provided by operating activities in 2016 was $135.6 million compared to $46.3 million in 2015. Our consolidated net income included $32.1 million of non-cash items in 2016. Our consolidated net loss in 2015 included $119.0 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating assets, equity in loss of nonconsolidated affiliates, noncash capitalized interest expense and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The increase in cash provided by operating activities is primarily attributed to changes in working capital balances, particularly accounts receivable, which was driven primarily by improved collections. Cash provided by operating activities includes cash payments made of $19.6 million for the year ended December 31, 2016, primarily related to interest incurred on long-term debt. No cash was paid for interest during the year ended December 31, 2015.
2015
Cash provided by operating activities in 2015 was $46.3 million compared to $39.5 million in 2014. Our consolidated net loss included $119.0 million of non-cash items in 2015. Our consolidated net loss in 2014 included $129.9 million of non-cash items. Non-cash items affecting our net loss include depreciation and amortization, deferred taxes, provision for doubtful accounts, share-based compensation, gain on disposal of operating assets, equity in loss of nonconsolidated affiliates and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The increase in cash provided by operating activities can be partially attributed to changes in working capital balances, resulting from higher revenues in the fourth quarter compared to the prior year, as well as the timing of payments. Cash provided by operating activities includes cash payments made of $48.4 million for the year ended December 31, 2014, primarily related to interest incurred on related party notes payable. No cash was paid for interest during the year ended December 31, 2015.
Investing Activities
2017
Cash used for investing activities of $85.9 million during 2017 primarily reflected capital expenditures of $87.6 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.
2016
Cash provided by investing activities of $99.1 million during 2016 primarily reflected proceeds from the sale of the Australian market for $195.7 million, net of cash retained by the purchaser and closing costs. This was partially offset by capital expenditures of $88.5 million related to new advertising structures such as billboards and street furniture and renewals of existing contracts.
2015
Cash used for investing activities of $319.7 million in 2015 primarily reflected capital expenditures of $70.2 million related to purchases of billboard and street furniture advertising structures, the impact of increases in related party notes receivable of $225.1 million and the acquisition of a phone booth advertiser in the UK for $24.7 million.
Financing Activities
2017
Cash used for financing activities of $0.9 million during 2017 primarily reflected proceeds from the issuance of $150.0 million of 8.75% Senior Notes due 2020, (the “New Notes”). The New Notes were issued as additional notes under the indenture governing the Company's existing 8.75% Senior Notes due 2020 and were issued at a premium, resulting in $156.0 million in proceeds, offset by net transfers to related parties of $152.0 million.
2016
Cash used for financing activities of $214.9 million during 2016 primarily reflected net transfers to related parties of $208.8 million.
2015
Cash provided by financing activities of $282.3 million in 2015 primarily reflected the net proceeds from the issuance of $225.0 million of 8.75% senior notes due 2020.
Cash Paid for Interest on Related Party Subordinated Notes Payable and Long-term Debt
During 2017 and 2016, we made cash interest payments of $26.3 million and $19.6 million, respectively, on the 8.75% Senior Notes due 2020 and no cash interest payments in relation to interest incurred on related party subordinated notes payable on long-term debt.

Anticipated Cash Requirements
Our primary sources of liquidity are cash on hand and cash flow from operations. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand and cash flows from operations will enable us to meet our working capital, capital expenditure and other funding requirements. We believe our long-term plans, which include promoting outdoor media spending and capitalizing on our diverse geographic and product opportunities, including the continued deployment of digital displays, will enable us to continue to generate cash flows from operations sufficient to meet our liquidity and funding requirements long term. However, significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. Our anticipated results are subject to significant uncertainty and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. At December 31, 2017, we had $21.3 million of cash on our balance sheet, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us.
It is iHeartCommunications' policy is to permanently reinvest the earnings of its foreign subsidiaries as these earnings generally remain in those jurisdictions for operating needs and continued functioning of their businesses. However, if any excess cash held by us and our subsidiaries is needed to fund operations in the United States, Parent Company has the ability to cause us to make distributions and repatriate available funds. On August 14, 2017, the Company issued an additional $150.0 million in aggregate principal amount of its 8.75% Senior Notes due 2020 (the "New Notes") and used the proceeds therefrom to make a distribution to its parent company, which then transferred the proceeds to Clear Channel C.V., which may use such proceeds for general corporate purposes, including to fund our operating expenses and capital expenditures as well as those of its other subsidiaries and its parent entities (including Parent Company).
On March 14, 2018, iHeartMedia, the indirect parent of Parent Company, and certain of its subsidiaries including iHeartCommunications (collectively, the “Debtors”), filed voluntary petitions for reorganization (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas , Houston Division (the “Bankruptcy Court”). Parent Company and its direct and indirect subsidiaries, including us and our subsidiaries, did not file Chapter 11 cases.
iHeartCommunications provides the day-to-day cash management services for Parent Company’s cash activities and balances in the U.S. Parent Company does not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide Parent Company with funds to finance its working capital or other cash requirements. Parent Company has no access to the cash transferred from it to iHeartCommunications under the cash management arrangement.  Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note between Parent Company and iHeartCommunications is frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note will instead be reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeart Communications Note. As a result, iHeartCommunications is continuing to provide the day-to-day cash management services for Parent Company and us during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases. Parent Company is an unsecured creditor of iHeartCommunications with respect to amounts owed under the Due from iHeartCommunications Note. It is still early in the iHeart Chapter 11 Cases, and we cannot predict at this time the outcome of iHeartCommunications’ efforts to restructure its indebtedness. It is possible that Parent Company may not recover all or a portion of amounts owed to it under the Due from iHeartCommunications Note upon the implementation of any plan of reorganization that is ultimately accepted by the requisite majority of creditors and approved by the Bankruptcy Court. If Parent Company is not repaid or otherwise entitled to amounts outstanding or previously paid under the Due from iHeartCommunications Note, or if Parent Company cannot obtain cash previously transferred to iHeartCommunications on a timely basis or retain cash previously received from iHeartCommunications, we and Parent Company could experience a liquidity shortfall. In addition, any repayments that Parent Company received on the Due from iHeartCommunications Note during the one-year preference period prior to the filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.
Our ability to fund our working capital, capital expenditures and other obligations depends on our future operating performance and cash flow from operations. If our future operating performance does not meet our expectations or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. We may not be able to secure any such additional financing on terms favorable to us or at all.
We were in compliance with the covenants contained in our financing agreements as of December 31, 2017.
We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Cash Management Arrangement
iHeartCommunications provides cash management services to us and Parent Company. It is iHeartCommunications’ policy to permanently reinvest the earnings of its non-U.S. subsidiaries as these earnings are generally redeployed in those jurisdictions for operating needs and to maintain the continued functioning of such subsidiaries’ businesses. The amount of any cash that is distributed is determined on a basis mutually agreeable to Parent Company and iHeartCommunications, and not on a predetermined basis. Excess cash from our operations which is distributed to iHeartCommunications is either applied against principal or accrued interest on the subordinated notes payable to subsidiaries of Parent Company, including Clear Channel C.V., or distributed as cash dividends to subsidiaries of Parent Company prior to transfer to iHeartCommunications.

Senior Notes
As of December 31, 2017, we had $375.0 million aggregate principal amount outstanding of 8.75% Senior Notes due 2020.
On August 14, 2017 the Company issued $150.0 million in aggregate principal amount of New Notes. The New Notes were issued as additional notes under the indenture governing the Company's existing 8.75% Senior Notes due 2020 and were issued at a premium, resulting in $156.0 million in proceeds.  Similar to the existing senior notes, the New Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.
The Senior Notes are guaranteed by certain of our existing and future subsidiaries. The Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all of our unsubordinated indebtedness, and the guarantees of the Senior Notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the Senior Notes.
We may redeem the Senior Notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.
The indenture governing the Senior Notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of our assets.
Related Party Subordinated Notes Payable
As of December 31, 2017 and December 31, 2016, we had related party subordinated notes payable balances outstanding of $1.1 billion and $1.0 billion, respectively. The unsecured subordinated notes payable are owed to other wholly-owned subsidiaries of Parent Company and bear interest at a rate of 3.4% plus three-month EUR or GBP LIBOR.
Subsidiary Credit Facilities
Certain of our subsidiaries are the primary borrowers under various credit and overdraft facilities with European banks. These facilities are denominated primarily in Euros. As of December 31, 2017, there was $2.1 million outstanding under these facilities and there was approximately $4.3 million available for borrowings.
Commitments, Contingencies and Guarantees
We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.
SEASONALITY

Typically, we experience our lowest financial performance in the first quarter of the calendar year, resulting in a loss from operations in that period. We typically experience our strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future. Due to this seasonality and certain other factors, the results for the interim periods may not be indicative of results for the full year.
MARKET RISK
We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and inflation.
On June 23, 2016, the United Kingdom (the “U.K.”) held a referendum in which voters approved an exit from the European Union (the “E.U.”), commonly referred to as “Brexit,” and on March 29, 2017, the U.K. delivered formal notification of its intention to withdraw from the E.U. Our International segment is currently headquartered in the U.K. and transacts business in many key European markets, including the U.K.  The announcement of Brexit caused the British pound currency rate to weaken against the U.S. dollar.  Further, Brexit may cause our U.K. customers to closely monitor their costs and reduce the amount they spend on advertising.  These effects of Brexit, among others, could adversely affect our business, financial condition, operating results and cash flows.
Foreign Currency Exchange Rate Risk
We have operations in several countries in Europe and in Singapore. Operations in these countries are measured in their local currencies, and our consolidated financial statements are presented in U.S. dollars. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net loss for the year ended December 31, 2017 by $5.9 million. We estimate a 10% decrease in the value of the U.S. dollar relative to foreign currencies during the year ended December 31, 2017 would have increased our net loss for the year ended December 31, 2017 by corresponding amounts.
This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.
Inflation
Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

CRITICAL ACCOUNTING ESTIMATES
The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements included in this document. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Goodwill
Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill annually during the third quarter and at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

On July 1, 2017, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in a goodwill impairment charge of $1.6 million related to one country. In determining the fair value of our reporting units, we used the following assumptions:

•
Expected cash flows underlying our business plans for the periods 2017 through 2021. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2021 are projected to grow at a perpetual growth rate, which we estimated at 3.0%.

•	In order to risk adjust the cash flow projections in determining fair value; we utilized a discount rate of approximately 8.0% to 9.5% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 10% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

Tax Accruals
Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by foreign tax authorities.

We use our judgment to determine whether it is more likely than not that our deferred tax assets will be realized. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements. We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to our UTBs may affect our income tax expense. Settlement of uncertain tax positions may require use of our cash.

Asset Retirement Obligations
ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period.
SELECTED ISSUER, GUARANTOR AND NON-GUARANTOR FINANCIAL DATA
Certain of our subsidiaries organized under the laws of Belgium, England and Wales, the Netherlands, Sweden and Switzerland guarantee the Senior Notes. Certain of our subsidiaries organized under the other jurisdictions where we conduct operations do not guarantee the notes. The following tables set forth unaudited selected separate historical financial data for us, the guarantors and non-guarantor subsidiaries as of and for the years ended December 31, 2017 and 2016. The selected historical financial data as of and for the years ended December 31, 2017 and 2016 are derived from our unaudited consolidated financial statements and related notes included herein. Historical results are not necessarily indicative of the results to be expected for future periods.

We are not subject to the reporting requirements of the SEC. The financial information included herein is not intended to comply with the requirements of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. Specifically, we have not included any separate financial statements for the guarantors or a footnote to our consolidated financial statements showing financial information for the guarantors and the non-guarantor subsidiaries as would be required if we had registered the Senior Notes with the SEC. The information set forth below will be the only information presenting separate financial data for us, the guarantors and the non-guarantors that you will receive.
You should read the information presented below in conjunction with our historical consolidated financial statements and related notes herein, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(In millions)	Year Ended December 31, 2017
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
		(Restated)	(Restated)			(Restated)
Results of Operations Data:
Revenue	$—	$467.9	$591.6	$19.8	$—	$1,079.3
Direct operating, SG&A and Corporate expenses	0.2	415.6	586.0	15.1	—	1,016.9
Depreciation and amortization	—	30.8	43.6	1.5	—	75.9
Impairment charges	—	—	4.2	—	—	4.2
Other operating income	—	6.0	1.1	—	—	7.1
Operating income (loss)	$(0.2)	$27.5	$(41.1)	$3.2	$—	$(10.6)
Other Financial Data:
Capital expenditures	$—	$40.2	$46.8	$0.6	$—	$87.6

Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$14.9	$1.4	$5.0	$—	$21.3
Current assets	—	145.3	241.3	11.9	—	398.5
Property, plant and equipment, net	—	128.8	177.0	4.3	—	310.1
Intercompany assets	56.5	386.7	151.8	44.1	(639.1)	—
Total assets	279.3	816.9	756.3	64.2	(639.1)	1,277.6
Current liabilities	1.8	150.2	239.0	7.7	—	398.7
Long-term debt, less current maturities	369.2	—	—	—	—	369.2
Related party subordinated notes payable	533.3	546.6	—	—	—	1,079.9

(1)	Includes subsidiaries organized under the laws of Singapore and certain other immaterial or dormant subsidiaries.

(In millions)	Year Ended December 31, 2016
			Non-Guarantor Subsidiaries
	Issuer	Guarantor Subsidiaries	Europe	Non- Europe (1)	Eliminations	Consolidated
		(Restated)	(Restated)			(Restated)

Results of Operations Data:
Revenue	$—	$452.8	$585.7	$128.8	$—	$1,167.3
Direct operating, SG&A and Corporate expenses	1.0	399.7	536.7	104.6	—	1,042.0
Depreciation and amortization	—	36.8	48.6	12.2	—	97.6
Impairment	—	7.3	—	—	—	7.3
Other operating (expense) income	—	128.6	(52.5)	(1.1)	—	75.0
Operating income (loss)	$(1.0)	$137.6	$(52.1)	$10.9	$—	$95.4
Other Financial Data:
Capital expenditures	$—	$39.3	$30.3	$18.9	$—	$88.5

Balance Sheet Data (at December 31, 2016):
Cash and cash equivalents	$—	$56.7	$6.1	$1.6	$—	$64.4
Current assets	—	173.0	211.3	9.5	—	393.8
Property, plant and equipment, net	—	110.2	150.6	4.9	—	265.7
Intercompany assets	(439.1)	324.3	137.5	34.2	(56.9)	—
Total assets	(216.3)	746.6	674.4	52.1	(56.9)	1,199.9
Current liabilities	0.7	147.0	216.7	5.4	—	369.8
Long-term debt, net of current maturities	215.9	5.7	0.4	—	—	222.0
Related party subordinated notes payable	—	963.7	—	—	—	963.7

(1)
Includes subsidiaries organized under the laws of Australia, New Zealand and Singapore and certain other immaterial or dormant subsidiaries. In October of 2016, we sold our subsidiaries in Australia and New Zealand.

FORWARD LOOKING STATEMENTS
This document includes “forward-looking statements.” Forward-looking statements include statements concerning future events or our future financial performance that is not historical information. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements attributable to us apply only as of the date hereof. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Uncertainties and other factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	risks associated with weak or uncertain global economic conditions and their impact on the level of expenditures on advertising, including any impact as a result of Brexit;

•	our ability to service our debt obligations and to fund our operations and capital expenditures;

•	industry conditions, including competition;

•	our dependence on Parent Company’s management team and key individuals;

•	our ability to obtain or retain key concessions and contracts;

•	fluctuations in operating costs;

•	technological advances and innovations;

•	shifts in population and other demographics;

•
other general economic and political conditions in the countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	changes in labor conditions and management;

•	the impact of future dispositions, acquisitions and other strategic transactions;

•	legislative or regulatory requirements;

•	regulations and consumer concerns regarding privacy and data protection, and breaches of information security measures;

•	restrictions on outdoor advertising of certain products;

•	capital expenditure requirements;

•	fluctuations in exchange rates and currency values;

•	risks of doing business in multiple jurisdictions;

•	Parent Company’s and our relationship with iHeartCommunications;

•
the risks and uncertainties associated with iHeartMedia’s Chapter 11 Cases on us and iHeartCommunications, which is operating as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court;

•	the obligations and restrictions imposed on us by Parent Company’s agreements with iHeartCommunucations;

•	the risk that Parent Company may be unable to replace the services iHeartCommunications provides to it and to us in a timely manner or on comparable terms;

•	the risk that iHeartMedia’s Chapter 11 Cases may result in unfavorable tax consequences for us;

•	the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings;

•	the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business; and

•	the effect of credit ratings downgrades.
The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.